Exhibit 23(b)
                                                                   -------------


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in:

     o    Registration   Statement  No.  33-76840  and  the  related  Prospectus
          (Dividend Reinvestment and Share Purchase Plan) of Sea Containers Ltd. on Form S-3, and

     o Registration Statement No. 333-13356 and the related Prospectus (1997 Stock Option Plan) of Sea Containers Ltd. on Form S-8,

of our report dated May 10, 2005, relating to the combined and consolidated financial statements of GE SeaCo SRL and subsidiaries and GE SeaCo America LLC (which report expresses an unqualified opinion) appearing in this Amendment No. 1 to the Form 10-K of Sea Containers Ltd. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

New York, New York
May 18, 2005